Exhibit 99.1

News release

Enbridge Energy Partners, L.P. & Enbridge Energy Management, L.L.C. announce changes to its Boards of Directors

HOUSTON (Nov. 3, 2014) – Enbridge Energy Partners, L.P. (the Partnership) (NYSE: EEP) and Enbridge Energy Management, L.L.C. (EEM) (NYSE: EEQ) today announced the resignation, effective Oct. 31, 2014 of Terrance L. McGill from the boards of directors of EEM and Enbridge Energy Company, Inc. (EECI), the general partner of the Partnership. John Whelen, executive vice president and chief financial officer for Enbridge Inc., was elected, also effective Oct. 31, 2014, to replace Mr. McGill on the boards of directors of each of EEM and EECI.

“Terry McGill was integral to the Partnership’s success and in helping drive our strategic vision to be a leader in the safe and reliable delivery of energy in North America. We are happy that Terry will continue as an officer of the General Partner and EEM and will focus his time and energy on his role as President and Chief Commercial Officer, and Director, of Midcoast Energy Partners, L.P. We thank Terry for his leadership and continued support to the Partnership during his tenure as Director on the Boards of EEP’s general partner and EEM over the past eight years,” said Mark A. Maki, president of EEM.

“Throughout John Whelen’s history with Enbridge, he has developed extensive experience in capital markets and was instrumental in securing billions of dollars in growth capital funding for Enbridge. He brings considerable expertise to the EEM and EECI Boards during a time of significant growth, and we look forward to his contributions,” Maki said.

Mr. Whelen was appointed to his current role with Enbridge, Inc. on Oct. 15, 2014. Previously Enbridge’s Senior Vice President and Controller, Mr. Whelen has retained executive leadership for Enbridge’s financial reporting function, while assuming responsibility for Enbridge’s tax and treasury functions. Mr. Whelen has been part of the Enbridge team since 1992, when he assumed the Manager of Treasury role at Consumers Gas (now Enbridge Gas Distribution). Since that time, he has held a series of executive positions with increasing responsibility, including treasury, risk management, corporate planning and development and financial reporting. Mr. Whelen served as the chief financial officer, and then president, of Enbridge Income Fund, during which time he led the business through a period of significant growth.

He holds a Master of Business Administration degree in finance from McMaster University in Hamilton, Ontario, and a Bachelor of Science degree in economics from the University of Victoria.

About Enbridge Energy Management, L.L.C.

Enbridge Management, L.L.C. manages the business and affairs of Enbridge Energy Partners, L.P. (“Enbridge Partners”) (NYSE: EEP), and its sole asset is an approximate 16.5 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc.,

an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) is the general partner of Enbridge Partners, and holds an approximate 34 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

About Enbridge Energy Partners, L.P.

Enbridge Partners owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Enbridge Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

For further information please contact:

Terri Larson, APR	Sanjay Lad, CFA
Media	Investment Community
(877) 496-8142	(866) EEP INFO or (866) 337-4636
E-mail: usmedia@enbridge.com	E-mail: eep@enbridge.com